Exhibit 99.1
Press Release

Eagle Bulk Shipping Inc. Reports First Quarter 2009 Results

— First Quarter Revenue increases 53% —

— First Quarter EBITDA increases 35% —

— First Quarter Net Income increases 20% —

NEW YORK, NY, May 6, 2009 -- Eagle Bulk Shipping Inc. (Nasdaq: EGLE) today announced its results for the first quarter of 2009.

First quarter highlights included:

•	Net Income was $17.2 million or $0.37 per share (based on a weighted average of 47,031,300 up 20% from net income of $14.3 million or $0.31 per share in the first quarter of 2008.
•	Net Revenues were $56 million, up 53% from $36.7 million in the first quarter of 2008. Gross time charter revenue increased by 52% to $58.6 million, from $38.6 in the first quarter of 2008.
•	EBITDA, as adjusted for exceptional items under the terms of the Company's credit agreement, increased by 35% to $37.3 million, from $27.5 million in the first quarter of 2008.
•	Fleet utilization rate for the first quarter was 99.6%.
•	Took delivery of two newbuilding vessels, Crested Eagle and Stellar Eagle, which immediately entered into their respective time charters.

Sophocles N. Zoullas, Chairman and Chief Executive Officer, commented, “Eagle Bulk’s first quarter results highlight continued profitability, steady cash flow and solid operating performance amid ongoing challenges in the dry bulk shipping market. Our growth in revenues, EBITDA and net income resulted from the Company’s well-executed 30% fleet growth, quarter-on-quarter, as well as our strong charter relationships. Management’s conservative chartering strategy and the relative stability of the Supramax asset class has proven to be successful in today’s market conditions. Going forward, our contracted coverage at above-market rates combined with our open capacity positions Eagle Bulk very well to capture opportunities as market conditions improve.”

Results of Operations for the three month periods ended March 31, 2009 and 2008

For the first quarter of 2009, the Company reported net income of $17,236,781 or $0.37 per share, based on a weighted average of 47,031,300 diluted shares outstanding. In the comparable first quarter of 2008, the Company reported net income of $14,345,810 or $0.31 per share, based on a weighted average of 46,925,494 diluted shares outstanding.

All of the Company’s revenues were earned from time charters. Gross time charter revenues in the quarter ended March 31, 2009 were $58,621,700, an increase of 52% from $38,610,921 recorded in the comparable quarter in 2008, primarily due to the operation of a larger fleet and higher daily time charter rates. Gross revenues recorded in the 2009 quarter include an amount of $649,731 relating to the non-cash amortization of fair value below contract value of time charters acquired. Brokerage commissions incurred on revenues earned in the first quarters of 2009 and 2008 were $2,644,034 and $1,924,905 respectively. Net revenues during the quarter ended March 31, 2009 increased 53% to $55,977,666 from $36,686,016 in the comparable quarter in 2008.

Total operating expenses were $32,265,141 in the quarter ended March 31, 2009 compared to $20,376,459 recorded in the first quarter of 2008. The increase was due to the operation of a larger fleet resulting in higher vessel operating expenses, vessel depreciation and amortization expenses, and general and administrative expenses which includes cash and non-cash compensation to officers and staff, and administrative costs associated with operating a larger fleet and managing the newbuilding program.

EBITDA, adjusted for exceptional items under the terms of the Company's credit agreement, increased by 35% to $37,260,567 for the first quarter of 2009, from $27,547,805 for the first quarter of 2008. (Please see below for a reconciliation of EBITDA to net income).

Newbuilding Program

During the first quarter of 2009, the Company took delivery of two 56,000 deadweight ton Supramax vessels which were built in Japan under newbuilding contracts signed in 2007. The CRESTED EAGLE was delivered into the fleet in January 2009, and the STELLAR EAGLE entered the fleet in March 2009. Both vessels were immediately employed on one-year time charters. Since the commencement of deliveries of its newbuilding vessels in 2008, the Company has taken delivery of five vessels, two built in China and three in Japan. The Company’s newbuilding program includes additional 22 vessels, 20 in China and 2 in Japan. These vessels are expected to be constructed and delivered into our fleet through 2011 upon which the Company’s total fleet will consist of 47 vessels with a combined carrying capacity of 2.55 million deadweight tons. As of March 31, 2009, the Company has recorded advances of $381,815,260 towards the construction cost of these 22 vessels. These costs include capitalized interest on debt drawn for progress payments, insurance, legal, and technical supervision costs. (Please see table below for anticipated delivery dates on the newbuilding fleet).

Liquidity and Capital Resources

Net cash provided by operating activities during the three month periods ended March 31, 2009 and 2008 was $43,024,179 and $26,454,362, respectively. The increase was primarily due to cash generated from the operation of the fleet for 2,138 days in the three month period ended March 31, 2009 compared to 1,638 days during the same period in 2008, and $13,312,978 relating to deferred revenue  payment from a charterer.

Net cash used in investing activities during the three month period ended March 31, 2009, was $44,271,329 compared to $13,399,474 during the corresponding three month period ended March 31, 2008. Investing activities during the three month period ended March 31, 2009 related primarily to making progress payments for the newbuilding vessels and incurring related vessel construction expenses.

Net cash provided by financing activities during the three month period ended March 31, 2009 was $10,935,046, compared to net cash used by financing activities of $17,445,157 during the corresponding three month period ended March 31, 2008. Financing activities during the three month period ended March 31, 2009 primarily involved borrowings of $12,875,000 from our revolving credit facility.  Financing activities during the three month period ended March 31, 2008 primarily involved borrowings of $6,630,000 and payment of $23,378,577 in dividends.

As of March 31, 2009, the cash balance was $18,896,758. In addition, $12,500,000 in cash deposits are maintained with the Company’s lender for loan compliance purposes and this amount is recorded in Restricted Cash on the balance sheet as of March 31, 2009. Also recorded in Restricted Cash is an amount of $276,056 which is collateralizing a letter of credit relating to the Company’s office lease.

At March 31, 2009, the Company had outstanding debt of $802,476,403 borrowed under its $1.35 billion revolving credit facility.

Disclosure of Non-GAAP Financial Measures

EBITDA represents operating earnings before extraordinary items, depreciation and amortization, interest expense, and income taxes, if any. EBITDA is included because it is used by certain investors to measure a company's financial performance. EBITDA is not an item recognized by GAAP and should not be considered a substitute for net income, cash flow from operating activities and other operations or cash flow statement data prepared in accordance with accounting principles generally accepted in the United States or as a measure of profitability or liquidity. EBITDA is presented to provide additional information with respect to the Company’s ability to satisfy its obligations including debt service, capital expenditures, and working capital requirements. While EBITDA is frequently used as a measure of operating results and the ability to meet debt service requirements, the definition of EBITDA used here may not be comparable to that used by other companies due to differences in methods of calculation.

The following table is a reconciliation of net income, as reflected in the consolidated statements of operations, to the Credit Agreement EBITDA for the three-month periods ended March 31, 2009 and 2008:

	Three Months Ended
	March 31, 2009	March 31, 2008
Net Income	$17,236,781	$14,345,810
Interest Expense	6,486,317	3,350,253
Depreciation and Amortization	10,290,916	7,336,039
Amortization of fair value below market of time charter acquired	(649,731)	—
EBITDA	33,364,283	25,032,102
Adjustments for Exceptional Items:
Non-cash Compensation Expense	3,896,284	2,515,703
Credit Agreement EBITDA	$37,260,567	$27,547,805

Summary Consolidated Financial and Other Data:

The following table summarizes the Company’s selected consolidated financial and other data for the periods indicated below.

CONSOLIDATED STATEMENTS OF OPERATIONS:

	Three Months Ended
	March 31, 2009	March 31, 2008

Revenues, net of commissions	$55,977,666	$36,686,016

Vessel expenses	13,071,197	7,991,261
Depreciation and amortization	10,290,916	7,336,039
General and administrative expenses	8,903,028	5,049,159

Total operating expenses	32,265,141	20,376,459

Operating income	23,712,525	16,309,557

Interest expense	6,486,317	3,350,253
Interest income	(10,573)	(1,386,506)

Net interest expense	6,475,744	1,963,747

Net income	$17,236,781	$14,345,810

Weighted average shares outstanding :

Basic	47,031,300	46,752,538
Diluted	47,031,300	46,925,494
Per share amounts:

Basic net income	$0.37	$0.31
Diluted net income	$0.37	$0.31
Cash dividends declared and paid	—	$0.50

Fleet Operating Data
Number of Vessels in Operating fleet	25	18
Fleet Ownership Days	2,138	1,638
Fleet Available Days	2,137	1,638
Fleet Operating Days	2,128	1,633
Fleet Utilization Days	99.6%	99.7%

CONSOLIDATED BALANCE SHEETS:

	March 31, 2009	December 31, 2008
ASSETS:
Current assets:
Cash and cash equivalents	$18,896,758	$9,208,862
Accounts receivable	5,242,161	4,357,837
Prepaid expenses	3,377,755	3,297,801
Other assets	3,549,732	—

Total current assets	31,066,406	16,864,500
Noncurrent assets:
Vessels and vessel improvements, at cost, net of accumulated depreciation of $93,807,957 and $84,113,047, respectively	938,418,488	874,674,636

Advances for vessel construction	381,815,260	411,063,011
Restricted cash	12,776,056	11,776,056
Deferred drydock costs, net of accumulated amortization of $5,618,655 and $5,022,649, respectively	3,228,074	3,737,386
Deferred financing costs	23,827,797	24,270,060
Fair value above contract value of time charters acquired	4,531,115	4,531,115
Fair value of derivative instruments and other assets	6,173,340	15,258,780
Total noncurrent assets	1,370,770,130	1,345,311,044
Total assets	$1,401,836,536	$1,362,175,544
LIABILITIES & STOCKHOLDERS' EQUITY Current liabilities:
Accounts payable	$3,423,635	$2,037,060
Accrued interest	6,651,391	7,523,057
Other accrued liabilities	4,844,379	3,021,975
Deferred revenue and fair value below contract value of time charters acquired	16,724,194	2,863,184
Unearned charter hire revenue	5,696,640	5,958,833
Total current liabilities	37,340,239	21,404,109
Noncurrent liabilities:
Long-term debt	802,476,403	789,601,403
Fair value below contract value of time charters acquired	28,007,433	29,205,196
Fair value of derivative instruments	49,525,089	50,538,060
Total noncurrent liabilities	880,008,925	869,344,659
Total liabilities	917,349,164	890,748,768
Commitment and contingencies
Stockholders' equity:
Preferred stock, $.01 par value, 25,000,000 shares authorized, none issued	—	—
Common shares, $.01 par value, 100,000,000 shares authorized, 47,031,300 shares issued and outstanding	470,313	470,313
Additional paid-in capital	618,137,930	614,241,646
Retained earnings (net of dividends declared of $262,188,388)	(90,549,877)	(107,786,658)
Accumulated other comprehensive loss	(43,570,994)	(35,498,525)
Total stockholders' equity	484,487,372	471,426,776
Total liabilities and stockholders' equity	$1,401,836,536	$1,362,175,544

CONSOLIDATED STATEMENTS OF CASH FLOWS:

	Three Months Ended
	March 31, 2009	March 31, 2008
Cash flows from operating activities:
Net income	$17,236,781	$14,345,810
Adjustments to reconcile net income to net cash provided by operating activities:
Items included in net income not affecting cash flows:
Depreciation	9,694,910	6,708,415
Amortization of deferred drydocking costs	596,006	627,624
Amortization of deferred financing costs	240,057	61,907
Amortization of fair value below contract value of time charter acquired	(649,731)	—
Non-cash compensation expense	3,896,284	2,515,703
Changes in operating assets and liabilities:
Accounts receivable	(884,324)	113,078
Other assets	(3,549,732)	—
Prepaid expenses	(79,954)	(141,700)
Accounts payable	1,386,575	(1,476,295)
Accrued interest	350,812	3,106,074
Accrued expenses	1,822,404	(46,930)
Drydocking expenditures	(86,694)	(65,851)
Deferred revenue	13,312,978	—
Unearned charter hire revenue	(262,193)	706,527

Net cash provided by operating activities	43,024,179	26,454,362

Cash flows from investing activities:
Vessels and vessel improvements and advances for vessel construction	(44,271,329)	(13,399,474)

Net cash used in investing activities	(44,271,329)	(13,399,474)

Cash flows from financing activities:
Bank borrowings	12,875,000	6,630,000
Changes in restricted cash	(1,000,000)	(151,440)
Deferred financing costs	(939,954)	(545,140)
Cash dividends	—	(23,378,577)

Net cash provided by/(used in) financing activities	10,935,046	(17,445,157)

Net increase/(decrease) in cash	9,687,896	(4,390,269)
Cash at beginning of period	9,208,862	152,903,692

Cash at end of period	$18,896,758	$148,513,423

Commercial and strategic management of the fleet is carried out by a wholly-owned subsidiary of the Company, Eagle Shipping International (USA) LLC, a Marshall Islands limited liability company with offices in New York City.

The following table represents certain information about the Company's revenue earning charters on its operating fleet as of March 31, 2009:

Vessel	Year Built	Dwt	Time Charter Expiration (1)	Daily Time Charter Hire Rate
Cardinal (2)	2004	55,362	June to September 2009	$12,000
Condor	2001	50,296	May to July 2010	$22,000
Falcon (3)	2001	51,268	April to June 2010	$39,500
Griffon (4)	1995	46,635	February 2010 to May 2010	$9,500
Harrier (5)	2001	50,296	June 2009 to September 2009	$24,000
Hawk I (6)	2001	50,296	May 2009 to June 2009	$12,800
Heron (7)	2001	52,827	January 2011 to May 2011	$26,375
Jaeger (8)	2004	52,248	October 2009 to January 2010	$10,100
Kestrel I (9)	2004	50,326	March 2010 to July 2010	$11,500
Kite (10)	1997	47,195	September 2009 to January 2010	$9,500
Merlin (11)	2001	50,296	December 2010 to March 2011	$25,000
Osprey I (12)	2002	50,206	October 2009 to December 2009	$25,000
Peregrine (13)	2001	50,913	December 2009 to March 2010	$8,500
Sparrow (14)	2000	48,225	February 2010 to May 2010	$10,000
Tern (15)	2003	50,200	December 2009 to March 2010	$8,500
Shrike	2003	53,343	April 2009 to July 2009	$24,600
			May 2010 to Aug 2010	$25,600
Skua	2003	53,350	May 2009 to August 2009	$24,200
Kittiwake	2002	53,146	July 2009 to September 2009	$56,250
Goldeneye	2002	52,421	May 2009 to July 2009	$61,000
Wren (16)	2008	53,349	Feb 2012 Feb 2012 to Dec 2018/Apr 2019	$24,750 $18,000 (with profit share)
Redwing	2007	53,411	August 2009 to October 2009	$50,000
Woodstar (17)	2008	53,390	Jan 2014 Jan 2014 to Dec 2018/Apr 2019	$18,300 $18,000 (with profit share)
Crowned Eagle	2008	55,940	September 2009 – December 2009	$16,000
Crested Eagle (18)	2009	55,989	December 2009 – March 2010	$10,500
Stellar Eagle	2009	55,989	February 2010 – May 2010	$12,000

(1)
The date range provided represents the earliest and latest date on which the charterer may redeliver the vessel to the Company upon the termination of the charter. The time charter hire rates presented are gross daily charter rates before brokerage commissions, ranging from 1.25% to 6.25%, to third party ship brokers.

(2)
In March 2009, the charterer of the CARDINAL paid in advance for the duration of the charter an amount equal to the difference between the prevailing daily charter rate of $62,000 and a new rate of $12,000 per day. This amount has been recorded in Deferred Revenue in the Company’s financial statements and is being recognized into revenue ratably over the charter period such that the daily charter rate remains effectively $62,000 per day. The cash payment received by the Company has been adjusted by a present value interest rate factor of 3%.

(3)	The charterer of the FALCON has an option to extend the charter period by 11 to 13 months at a daily time charter rate of $41,000.
(4)
In March 2009, upon completion of the previous time charter, the GRIFFON commenced a new short term charter at $10,500 per day. Upon completion of this charter, the vessel will enter a new charter for 11 to 13 months at a rate of $9,500 per day

(5)	The daily rate for the HARRIER is $27,000 for the first year and $21,000 for the second year. Revenue recognition is based on an average daily rate of $24,000.
(6)	In March 2009, upon completion of the previous time charter, the HAWK commenced a new short term charter at $12,800 per day
(7)
The charterer of the HERON has an option to extend the charter period by 11 to 13 months at a time charter rate of $27,375 per day. The charterer has a second option for a further 11 to 13 months at a time charter rate of $28,375 per day.

(8)
In December 2008, the JAEGER commenced a charter for one year at an average daily rate of approximately $10,100 based on a charter rate of $5,000 per day for the first 50 days and $11,000 per day for the balance of the year.

(9)
In January 2009, upon completion of the previous time charter, the KESTREL entered into two short term positioning charters prior to its scheduled drydocking in April 2009. The vessel first earned $8,500 per day in February 2009 and then earned $18,000 per day for the remainder of the quarter. Upon completion of the drydocking survey, the vessel will enter a new charter for 11 to 13 months at a rate of $11,500 per day

(10)
In March 2009, the charterer of the KITE paid in advance for the duration of the charter an amount equal to the difference between the prevailing daily charter rate of $21,000 and a new rate of $9,500 per day. This amount has been recorded in Deferred Revenue in the Company’s financial statements and is being recognized into revenue ratably over the charter period such that the daily charter rate remains effectively $21,000 per day. The cash payment received by the Company has been adjusted by a present value interest rate factor of 3%.

(11)	The daily rate for the MERLIN is $27,000 for the first year, $25,000 for the second year and $23,000 for the third year. Revenue recognition is based on an average daily rate of $25,000.
(12)	The charterer of the OSPREY has an option to extend the charter period by 11 to 13 months at a time charter rate of $25,000 per day.
(13)	In January 2009, upon completion of the previous time charter, the PEREGRINE commenced a new charter at $8,500 per day.
(14)
In March 2009, the charterer of the SPARROW paid in advance for the duration of the charter an amount equal to the difference between the prevailing daily charter rate of $34,500 and a new rate of $10,000 per day. This amount has been recorded in Deferred Revenue in the Company’s financial statements and is being recognized into revenue ratably over the charter period such that the daily charter rate remains effectively $34,500 per day. The cash payment received by the Company has been adjusted by a present value interest rate factor of 3%.

(15)	In January 2009, upon completion of the previous time charter, the TERN commenced a new charter at $8,500 per day.
(16)
The WREN has entered into a long-term charter. The charter rate until February 2012 is $24,750 per day. Subsequently, the charter until redelivery in December 2018 to April 2019 will be profit share based. The base charter rate will be $18,000 with a 50% profit share for earned rates over $22,000 per day. Revenue recognition for the base rate from commencement of the charter is based on an average daily base rate of $20,306.

(17)
The WOODSTAR has entered into a long-term charter. The charter rate until January 2014 is $18,300 per day. Subsequently, the charter until redelivery in December 2018 to April 2019 will be profit share based. The base charter rate will be $18,000 with a 50% profit share for earned rates over $22,000 per day. Revenue recognition for the base rate from commencement of the charter is based on an average daily base rate of $18,152.

(18)
The charterer of the CRESTED EAGLE has an option to extend the charter period by 11 to 13 months at a base time charter rate of $11,500 plus 50% of the difference between the base rate and the BSI time charter average (provided the BSI TC average is greater than the base rate). The profit share to be calculated each month based on the trailing BSI TC average for the month.

The following table, as of March 31, 2009, represents certain information about the Company's newbuilding vessels being constructed and their employment upon delivery:

Vessel	Dwt	Year Built - Expected Delivery (1)	Time Charter Employment Expiration (2)	Daily Time Charter Hire Rate (3)	Profit Share

Thrasher	53,100	Nov 2009	Feb 2016	$18,400	—
			Feb 2016 to Dec 2018/Apr 2019	$18,000	50% over $22,000
Avocet	53,100	Dec 2009	Mar 2016	$18,400	—
			Mar 2016 to Dec 2018/Apr 2019	$18,000	50% over $22,000
Bittern	58,000	Sep 2009	Dec 2014	$18,850	—
			Dec 2014 to Dec 2018/Apr 2019	$18,000	50% over $22,000
Canary	58,000	Oct 2009	Jan 2015	$18,850	—
			Jan 2015 to Dec 2018/Apr 2019	$18,000	50% over $22,000
Crane	58,000	Nov 2009	Feb 2015	$18,850	—
			Feb 2015 to Dec 2018/Apr 2019	$18,000	50% over $22,000
Egret (4)	58,000	Dec 2009	Sep 2012 to Jan 2013	$17,650	50% over $20,000
Golden Eagle	56,000	Jan 2010	Charter Free	—	—
Gannet (4)	58,000	Jan 2010	Oct 2012 to Feb 2013	$17,650	50% over $20,000
Grebe(4)	58,000	Feb 2010	Nov 2012 to Mar 2013	$17,650	50% over $20,000
Imperial Eagle	56,000	Feb 2010	Charter Free	—	—
Ibis (4)	58,000	Mar 2010	Dec 2012 to Apr 2013	$17,650	50% over $20,000
Jay	58,000	Apr 2010	Sep 2015	$18,500	50% over $21,500
			Sep 2015 to Dec 2018/Apr 2019	$18,000	50% over $22,000
Kingfisher	58,000	May 2010	Oct 2015	$18,500	50% over $21,500
			Oct 2015 to Dec 2018/Apr 2019	$18,000	50% over $22,000
Martin	58,000	Jun 2010	Dec 2016 to Dec 2017	$18,400	—
Thrush	53,100	Nov 2010	Charter Free	—	—
Nighthawk	58,000	Mar 2011	Sep 2017 to Sep 2018	$18,400	—
Oriole	58,000	Jul 2011	Jan 2018 to Jan 2019	$18,400	—
Owl	58,000	Aug 2011	Feb 2018 to Feb 2019	$18,400	—
Petrel (4)	58,000	Sep 2011	Jun 2014 to Oct 2014	$17,650	50% over $20,000
Puffin (4)	58,000	Oct 2011	Jul 2014 to Nov 2014	$17,650	50% over $20,000
Roadrunner (4)	58,000	Nov 2011	Aug 2014 to Dec 2014	$17,650	50% over $20,000
Sandpiper (4)	58,000	Dec 2011	Sep 2014 to Jan 2015	$17,650	50% over $20,000

CONVERTED INTO OPTIONS

Snipe (6)	58,000	Jan 2012	Charter Free	—	—
Swift (6)	58,000	Feb 2012	Charter Free	—	—
Raptor (6	58,000	Mar 2012	Charter Free	—	—
Saker (6	58,000	Apr 2012	Charter Free	—	—
Besra (5,6)	58,000	Oct 2011	Charter Free	—	—
Cernicalo (5,6)	58,000	Jan 2011	Charter Free	—	—
Fulmar (5,6)	58,000	Jul 2011	Charter Free	—	—
Goshawk (5,6)	58,000	Sep 2011	Charter Free	—	—

(1)	Vessel build and delivery dates are estimates based on guidance received from shipyard.
(2)	The date range represents the earliest and latest date on which the charterer may redeliver the vessel to the Company upon the termination of the charter.
(3)	The time charter hire rate presented are gross daily charter rates before brokerage commissions ranging from 1.25% to 6.25% to third party ship brokers.
(4)	The charterer has an option to extend the charter by 2 periods of 11 to 13 months each.
(5)	Options for construction declared on December 27, 2007.
(6)	Firm contracts converted to options in December 2008

Glossary of Terms:

Ownership days:  The Company defines ownership days as the aggregate number of days in a period during which each vessel in its fleet has been owned. Ownership days are an indicator of the size of the fleet over a period and affect both the amount of revenues and the amount of expenses that is recorded during a period.

Available days:  The Company defines available days as the number of ownership days less the aggregate number of days that its vessels are off-hire due to vessel familiarization upon acquisition, scheduled repairs or repairs under guarantee, vessel upgrades or special surveys and the aggregate amount of time that we spend positioning our vessels. The shipping industry uses available days to measure the number of days in a period during which vessels should be capable of generating revenues.

Operating days:  The Company defines operating days as the number of its available days in a period less the aggregate number of days that the vessels are off-hire due to any reason, including unforeseen circumstances. The shipping industry uses operating days to measure the aggregate number of days in a period during which vessels actually generate revenues.

Conference Call Information

As previously announced, members of Eagle Bulk's senior management team will host a teleconference and webcast at 8:30 a.m. ET on Thursday, May 7, 2009, to discuss these results.

To participate in the teleconference, investors and analysts are invited to call 888-788-0541 in the U.S., or 857-350-1679 outside of the U.S., and reference participant code 33658430. A simultaneous webcast of the call, including a slide presentation for interested investors and others, may be accessed by visiting http://www.eagleships.com.

A replay will be available following the call until May 20, 2009. To access the replay, call 888-286-8010 in the U.S., or 617-801-6888 outside of the U.S., and reference passcode 45702074.

About Eagle Bulk Shipping Inc.

Eagle Bulk Shipping, Inc., headquartered in New York City, is a leading global owner of Supramax dry bulk vessels, which are dry bulk vessels that range in size from 50,000 to 60,000 deadweight tons, or dwt, and transport a broad range of major and minor bulk cargoes, including iron ore, coal, grain, cement and fertilizer, along worldwide shipping routes.

Forward-Looking Statements

Matters discussed in this release may constitute forward-looking statements. Forward-looking statements reflect our current views with respect to future events and financial performance and may include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements, which are other than statements of historical facts.

The forward-looking statements in this release are based upon various assumptions, many of which are based, in turn, upon further assumptions, including without limitation, management's examination of historical operating trends, data contained in our records and other data available from third parties. Although Eagle Bulk Shipping Inc. believes that these assumptions were reasonable when made, because these assumptions are inherently subject to significant uncertainties and contingencies which are difficult or impossible to predict and are beyond our control, Eagle Bulk Shipping Inc. cannot assure you that it will achieve or accomplish these expectations, beliefs or projections.

Important factors that, in our view, could cause actual results to differ materially from those discussed in the forward-looking statements include the strength of world economies and currencies, general market conditions, including changes in charter hire rates and vessel values, changes in demand that may affect attitudes of time charterers to scheduled and unscheduled drydocking, changes in our vessel operating expenses, including dry-docking and insurance costs, or actions taken by regulatory authorities, potential liability from future litigation, domestic and international political conditions, potential disruption of shipping routes due to accidents and political events or acts by terrorists.

Risks and uncertainties are further described in reports filed by Eagle Bulk Shipping Inc. with the US Securities and Exchange Commission.

Visit our website at www.eagleships.com

Contact:
     Company Contact:
     Alan Ginsberg
     Chief Financial Officer
     Eagle Bulk Shipping Inc.
     Tel. +1 212-785-2500

     Investor Relations / Media:
     Jon Morgan
     Perry Street Communications, New York
     Tel. +1 212-741-0014

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Source: Eagle Bulk Shipping Inc.